Exhibit 10.65

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is entered into by CTC Media, Inc., a Delaware corporation (the “Company”), and Viacheslav Sinadski (the “Employee”).

WHEREAS, the Company wishes to employ the Employee and the Employee wishes to be employed by the Company;

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.            Term of Employment.  The Company hereby agrees to employ the Employee, and the Employee hereby accepts employment with the Company, upon the terms set forth in this Agreement, effective as of 2 May, 2007 (the “Commencement Date”).  The Employee’s employment shall continue until it is terminated in accordance with the provisions of Section 5.

2.            Title; Capacity.

(a)           The Employee shall serve as Chief Investment Officer of the Company and his job duties shall include managing business development opportunities for the Company and its subsidiaries (the “Group”) including, without limitation, identifying, negotiating, structuring and project managing acquisition opportunities.  The Employee agrees to perform such other related duties and responsibilities as the Company’s Board of Directors (the “Board”) or the Company’s Chief Executive Officer or Chief Operating Officer shall from time to time reasonably assign to him.

(b)           The Employee shall be based at the Company’s headquarters in Moscow, Russia.

(c)           The Employee shall be subject to the supervision of, and shall have such authority as is delegated to him by, the Company’s Chief Executive Officer, Chief Operating Officer or the Board.

(d)           The Employee agrees to devote his entire business time, attention and energies to the business and interests of the Group during his employment with the Company and shall not engage in any other business activities.  The Employee agrees to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein that may be adopted from time to time by the Company.

3.            Compensation and Benefits.

(a)           Base Salary.  The Group shall pay the Employee, in regular installments in accordance with the Group’s standard payroll practices, an annualized base salary of $300,000, less all applicable taxes and withholdings, which shall be the aggregate annualized base salary payable to the Employee for all his services to any Group company from time to time. Such salary may be adjusted from time to time in accordance with normal business practice.

(b)           Discretionary Bonus.  The Employee shall be eligible for an annual discretionary award, less all applicable taxes and withholdings, as set forth below:-

(i)            For 2007, the Employee shall be entitled to an annual bonus (the “2007 Bonus”) in the amount of $250,000 (less all applicable taxes and withholding) in the event that at least three Qualifying Transactions are Definitively Agreed during 2007.  As used herein, “Qualifying Transaction” means a strategic acquisition made by or on behalf of the Group under the Employee’s supervision, including, without limitation, acquisitions in Kazakhstan, Ukraine, Belarus, Russia or Moldova but excluding any acquisitions of all of, or an interest in, television stations in the Russian Federation that are or shall become owned –and–operated stations of the CTC or Domashny network; and “Definitively Agreed” means that the applicable Group company has entered into definitive documentation with the target or its owners in respect of the Qualifying Transaction; provided, however, that in the event that fewer than three Qualifying Transactions have been Definitively Agreed during 2007, any memorandum of understanding or term sheet relating to a Qualifying Transaction executed during 2007 that is consummated during the first three months of 2008 shall be deemed to be Definitively Agreed during 2007 for purposes hereof.  Whether the foregoing performance targets have been achieved shall be decided by the Company’s Chief Executive Officer and/or the Compensation Committee of the Board in his/its reasonable discretion.

(ii)           In the event the Employee does not achieve the performance targets set forth in Section 3(b)(i) due to reasons beyond the reasonable control of the Employee, the amount of the 2007 Bonus shall be determined by the Company’s Chief Executive Officer and/or the Compensation Committee of the Board, in his/its reasonable discretion.

(iii)          For all years during the term of this Agreement other than 2007, the Employee shall be eligible for an annual discretionary award of up to $250,000 (as adjusted annually for inflation, “Annual Bonus”), less all applicable taxes and withholding, subject to the Employee’s achievement of performance targets to be set by the Company’s Chief Executive Officers and/or the Compensation Committee of the Board.

(iv)          The discretionary awards described in Section 3(b)(i), (ii) and (iii) shall be the aggregate annual discretionary award for which the Employee is eligible for all his services to any and all Group companies from time to time.  Other than as provided in Section 6(a) hereof, the Employee must be an active employee of the Company on the date the bonuses for any year are distributed in order to be eligible for any such award.

(c)           Benefits.  The Employee and his “dependents,” as that term may be defined under the applicable benefit plan(s) of the Company, shall be included, to the extent eligible thereunder, in any and all plans, programs and policies which provide benefits for senior executives and their dependents.  In the case of the Employee, he shall receive, at a minimum, (i) an annual allowance of $3,000 to be used in his sole discretion toward health care insurance, and (ii) other similar or comparable benefits made available from time to time to the Company’s other senior executives.

(d)           Absences.  The Employee shall be eligible to accrue 28 calendar days of paid vacation per calendar year, subject to pro-ration to the Commencement Date and to be taken at such times as may be approved by and in the sole discretion of the Company’s Chief Executive Officer or Chief Operating Officer. Such vacation days shall accrue at the rate of 2.33 days per month.  The Employee shall also be entitled to absences because of illness or other incapacity, and such other absences, whether for public holidays, personal time, or for any other purpose, as set forth in the Company’s current procedures and policies, as the same may be amended from time to time.

(e)           Car allowance.  The Company shall provide the Employee with an annual allowance of $20,000 to be used in the sole discretion of the Employee toward the Employee’s car-related and other travel expenses.  Such allowance shall be pro-rated and paid together with the Employee’s base salary in regular installments in accordance with the Group’s standard payroll practices.

(f)            Expenses.  Subject to and in accordance with the Company’s policies and procedures, the Employee hereby is authorized to incur, and, upon presentation of itemized accounts, shall be reimbursed by the Company for, any and all reasonable and necessary business-related expenses, which expenses are incurred by the Employee on behalf of the Company or any Group company.

(g)           Stock Options.  On the Commencement Date, the Company shall grant the Employee an option under the terms and conditions set forth in Exhibit A hereto (the “Option”), subject to the Employee executing and delivering the Option.

4.            Taxes.  The Employee shall be responsible for all of his own taxes payable in any jurisdiction in which he is subject to taxation.

5.            Employment Termination.  The employment of the Employee by the Company pursuant to this Agreement shall terminate upon the occurrence of any of the following:

(a)           At the election of the Company, for Cause, immediately upon written notice by the Company to the Employee; provided, however, the Employee shall be provided a reasonable opportunity to present his case to the Board before his employment is terminated for Cause hereunder.  For the purposes of this Agreement, “Cause” for termination shall be deemed to exist upon: (i) a good faith finding by the Company that (A) except in the case of Disability (in which case Section 5(e) shall govern), the Employee has failed to adequately perform the material aspects of his assigned duties for the Group in a manner that materially and adversely affects the Group and the Employee has failed to remedy such failure within 30 calendar days following written notice from the Company to the Employee notifying him of such failure, or (B) the Employee has engaged in dishonesty, gross negligence or misconduct that materially and adversely affects the Group; (ii) the Employee’s conviction of, or the entry of a pleading of guilty or nolo contendere by the Employee, to any crime involving moral turpitude or any felony; (iii) the Employee’s material breach of the non-competition provisions contained in Section 7 below or the non-disclosure provisions contained in Section 8 below; or (iv) the Employee’s violation of Group policy in a manner that materially and adversely affects the Group which remains uncured 30 calendar days following written notice from the Company of such violation.

(b)           At the election of the Company, without Cause, upon not less than six months’ prior written notice of termination.

(c)           At the election of the Employee, upon not less than six months’ prior written notice of resignation.

(d)           Automatically, in the event of the death of the Employee.

(e)           At the election of the Company by giving written notice to the Employee, in the event that the Employee shall be unable to perform duties hereunder for a period of 180 days in any twelve-month period or 120 consecutive calendar days by reason of a disability resulting from illness, accident or other physical or mental incapacity or disability (“Disability”); provided that on the effective date of such termination the Employee is still disabled.

(f)            By mutual agreement of the Employee and the Company at any time.

6.            Compensation in the Event of Certain Terminations.

(a)           In the event that the Employee’s employment hereunder is terminated by the Company without Cause pursuant to Section 5(b) hereof then the Company shall: (1) pay a lump sum severance payment equal to six months of the Employee’s then current annual base salary, (2) continue coverage, in accordance with such programs, plans and policies, for the Employee and his eligible dependents under all of the Company’s benefit plans, programs and policies in effect as of the date of termination for six months following such termination and (3) pay a pro rata portion of his Annual Bonus based on the level of achievement of the performance targets to be achieved in the year in which such termination occurs, in each case, less applicable taxes and withholdings; provided, however, that such severance payment and benefits shall be conditioned upon the Employee signing a severance agreement and release in a form satisfactory to the Company (the “Release”).  The Employee shall not be required to mitigate the amount of any payment provided for in this Section 6(a) by seeking employment or otherwise. The cash compensation set out in subclauses (1) and (3) of this subsection shall be paid in a lump sum no later than ten (10) days after the Employee executes and delivers the Release.

(b)           In the event that the Employee’s employment hereunder is terminated as a result of his death at a time when the Company is not then providing him with life insurance coverage, the Company shall continue to pay his base salary to his wife and/or immediate family for a period of six months after the month in which his death occurred.

(c)           In the event that the Employee’s employment hereunder is terminated as a result of his Disability at a time when the Company is not then providing him with disability insurance coverage, the Company shall continue to pay his base salary to him for a period of six months after the date of such termination.

7.            Non-Competition and Non-Solicitation.

(a)           During the term of the Employee’s employment and for a period of six months after the termination of such employment, the Employee will not directly or indirectly:

(i)            as an individual proprietor, partner, stockholder, officer, employee, director, joint venturer, investor, lender, or in any other capacity whatsoever (other than as the holder of not more than five percent (5%) of the total outstanding stock of a publicly held company), engage in the business of television broadcasting in Russia and/or in any country in which the Group did business or planned to do business at the time of the Employee’s termination; or

(ii)           (A) recruit, solicit or induce, or attempt to recruit, solicit or induce, any employee or employees of the Group to terminate their employment with, or otherwise cease their relationship with, the Group; or (B) recruit, solicit or induce or attempt to recruit, solicit or induce for employment or hire or engage as an independent contractor, or permit any organization directly or indirectly controlled by the Employee to recruit, solicit or induce, or attempt to recruit, solicit or induce for employment or hire or engage as an independent contractor any person who was employed by the Group at any time during the period that the Employee was employed by the Group; provided, however, that this subsection 7(a)(ii)(B) shall not apply to any individual whose employment or engagement with the Group has been terminated for a period of six months or longer; or

(iii)          solicit, divert or take away, or attempt to solicit, divert or to take away, the business or patronage of any of the current or prospective business partners, advertisers or affiliate stations of the Group with whom the Employee had significant contact while employed by the Group.

(b)           If any restriction set forth in this Section 7 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

(c)           The Employee acknowledges and agrees that the restrictions contained in this Section 7 are necessary for the protection of the business and goodwill of the Group and are considered by the Employee to be reasonable for such purpose.  The Employee agrees that any breach of this Section 7 is likely to cause the Company substantial and irrevocable damage that is difficult to measure and therefore, in the event of any such breach or threatened breach, the Employee agrees that the Company, in addition to such other remedies that may be available, shall have the right to obtain an injunction from a court restraining such a breach or a threatened breach and the right to specific performance of the provisions of this Section 7 without posting a bond and the Employee hereby waives the adequacy of a remedy at law as a defense to such relief.

(d)           The provisions of this Section 7 survive the termination of the Employee’s employment and the termination of this Agreement.

8.            Proprietary Information.

(a)           The Employee agrees that all information and know-how, whether or not in writing, of a private, secret or confidential nature concerning the Group’s business, business relationships or financial affairs (collectively, “Proprietary Information”) is and shall be the exclusive property of the Group.  By way of illustration, but not limitation, Proprietary Information may include business processes, methods and techniques; programming schedules; material terms of contracts; projects; developments; plans; research, financial and personnel data; computer programs; and supplier lists.  The Employee shall not disclose any Proprietary Information to others outside the Group or use the same for any unauthorized purposes without prior written approval of the Chief Employee Officer or the Board, either during or after his employment, unless and until such Proprietary Information has become public knowledge without fault by the Employee.

(b)           The Employee agrees that all files, documents, letters, memoranda, reports, records, data, sketches, drawings, notebooks, program listings, or other written, photographic, or other tangible material containing Proprietary Information, whether created by the Employee or others, which shall come into his custody or possession, shall be and are the exclusive property of the Group to be used by the Employee only in the performance of his duties for the Group.  All such materials or copies thereof and all tangible property of the Company in the custody or possession of the Employee shall be delivered to the Company upon the earlier of (i) a request by the Company or (ii) termination of his employment.  After such delivery, the Employee shall not retain any such materials or copies thereof or any such tangible property.

(c)           The Employee agrees that his obligation not to disclose or use information, know-how and materials of the types set forth in paragraphs (a) and (b) above also extends to such types of information, know-how, materials and tangible property of business partners of the Group or other third parties who may have disclosed or entrusted the same to the Group or to the Employee in the course of the Group’s business.

(d)           The provisions of this Section 8 survive the termination of the Employee’s employment and the termination of this Agreement.  The Employee acknowledges and agrees that the restrictions contained in this Section 8 are necessary for the protection of the business and goodwill of the Group and are considered by the Employee to be reasonable for such purpose.  The Employee agrees that any breach of this Section 8 is likely to cause the Company substantial and irrevocable damage that is difficult to measure and therefore, in the event of any such breach or threatened breach, the Employee agrees that the Company, in addition to such other remedies that may be available, shall have the right to obtain an injunction from a curt restraining such a breach or a threatened breach and the right to specific performance of the provisions of this Section 8 without posting a bond and the Employee hereby waives the adequacy of a remedy at law as a defense to such relief.

9.            No Restrictions On Employment.  The Employee hereby represents that he is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of his employment with the Group or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party.  The Employee further represents that his performance of all the terms of this Agreement and as an employee of the Group does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by him in confidence or in trust prior to his employment with the Group.

10.          Notices.  All notices, demands and all other communications required or permitted under this Agreement shall be in writing in Russian or English and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by certified or registered mail, return receipt requested, postage prepaid, to the registered address of the Company (in the case of notices by the Employee) or to the address of the Employee indicated on the signature page hereto (in the case of notices by the Company); or to such other address as either party may have furnished to the other pursuant to the terms of this Section 10; except that notices of changes of address shall be effective only upon receipt.

11.          Currency of Payments.  The salary and other payments set forth in this Agreement, although denominated in U.S. dollars, shall be payable in Russian rubles, calculated at the official exchange rate of the Central Bank of the Russian Federation effective as of the date of payment, and paid by wire transfer to the Employee’s account with an authorized Russian bank.

12.          Entire Agreement.

(a)           This Agreement, the notice of grant of stock option with a grant date of the Commencement Date from the Company to the Employee (and the related stock option agreements) and any other employment agreement that the Employee enters into with a Group company after the date hereof (an “Other Group Employment Agreement”) together constitute the entire agreement between the parties and supersede all prior agreements and understandings, whether written or oral, relating to the subject matter hereof and thereof.  In the event of any inconsistency between this Agreement and any Other Group Employment Agreement, the terms of this Agreement shall govern to the extent permissible under applicable laws.

(b)           For the avoidance of doubt, payments, benefits and entitlements under this Agreement and all Other Group Employment Agreements shall not be cumulative. Any payments, benefits or entitlements provided for under any Other Group Employment Agreement shall be deducted from any payments, benefits or entitlements due pursuant to this Agreement.

(c)           The Employee agrees that any changes in his employment duties or compensation after the signing of this Agreement which are agreed to by the Employee shall not affect the validity or scope of this Agreement.

13.          Amendment.  This Agreement may be amended or modified only by a written instrument executed by both the Company, acting by a duly authorized officer, and the Employee.

14.          Governing Law.  This Agreement shall be governed by and construed under and in accordance with the laws of the State of Delaware.

15.          Dispute Resolution.

(a)           Any claim or controversy arising out of or relating to this Agreement shall be finally determined by arbitration in accordance with the arbitration rules (the “Rules”) of the London Court of International Arbitration (“LCIA”). The arbitration proceeding shall be conducted in the English language and shall take place in London, England. The arbitral tribunal shall be composed of one arbitrator selected by the LCIA.

(b)           In the event of any conflict between the Rules and the provisions of this Agreement, the provisions of this Agreement shall prevail.

(c)           The award of the arbitrator shall be final and binding on the Employee and the Company.

(d)           The award of the arbitrator may be enforced by any court of competent jurisdiction and may be executed against the person and assets of the losing party in any competent jurisdiction.

(e)           Except for arbitration proceedings pursuant to this Section 15, no action, lawsuit or other proceeding (other than the enforcement of an arbitration decision, an action to compel arbitration or an application for interim, provisional or conservatory measures in connection with the arbitration) shall be brought by the parties hereto in connection with any matter arising out of or in connection with this Agreement.

16.          Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which or into which the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of the Employee are personal and shall not be assigned by him.

17.          Acknowledgment.  The Employee states and represents that he has had an opportunity to fully discuss and review the terms of this Agreement with an attorney of his own choosing.  The Employee further states and represents that he has carefully read this Agreement, understands the contents herein, freely and voluntarily assents to all of the terms and conditions hereof, and signs his name of his own free act.

18.          No Waiver.  No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right.  A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

19.          Validity/Severability.  In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

20.          Captions.  The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth below.

CTC MEDIA, INC.

Dated: May 2, 2007	/s/ Alexander Rodnyansky
	By:	Alexander Rodnyansky
Chief Executive Officer

	Address:	Pravda Street, 15A 125124 Moscow, Russia

VIACHESLAV SINADSKI

Dated: May 2, 2007	/s/ Viacheslav Sinadski